Exhibit 99.1

CELSIUS HOLDINGS, INC. PRICES OFFERING

Delray Beach, Florida — February 10, 2010 — Celsius Holdings, Inc. (Nasdaq: CELH and CELHW), announced today that its registration statement for its public offering of 900,000 units has been declared effective by the Securities and Exchange Commission.  The purchase price per unit is $16.125.  Each unit consists of four shares of common stock and one warrant to purchase one share of common stock.  The common stock and warrants have been listed on the Nasdaq Capital Market under the symbols “CELH” and “CELHW,” respectively.  The warrants are exercisable at a price of $5.32 per share any time through February 8, 2013.  The Unit will not be listed and the common stock and warrants are separately transferable.  The offering is expected to close on or about February 12th, 2010.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS), is acting as the sole book-runner and co-managing underwriter.  Maxim Group LLC is acting as co-managing underwriter.

This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  The shares and warrants comprising the units are being offered only pursuant to a prospectus. A copy of the prospectus may be obtained from Ladenburg Thalmann & Co. Inc., 4400 Biscayne Blvd, 14th Floor, Miami FL 33137.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH and CELHW) markets Celsius®, the original, great tasting calorie burner that is backed by science, through its wholly-owned operating subsidiary, Celsius, Inc. Celsius, Inc. is dedicated to providing healthier, everyday refreshment through science and innovation. Information about Celsius Holdings, Inc. is available at our website. More information about Celsius, the original, great tasting calorie burner, is available at http://www.celsius.com.

Contact Info:

Geary W. Cotton (866) 4-CELSIUS or gcotton@celsius.com
Jan A. Norelid (866) 4-CELSIUS or jnorelid@celsius.com

Source: Celsius Holdings, Inc.